Exhibit 10.2

Ramco-Gershenson Properties Trust
2010 Executive Incentive Plan

          For 2010, the CEO and CFO positions will participate in a formal short-term incentive program, the components of which are 40% funds from operations (FFO) per share, 30% balance sheet improvement, and the remaining 30% on individual/strategic goals.  The CEO will have a target short-term incentive opportunity equal to 100% of base salary while the CFO will have a target opportunity equal to 60% of base salary.

          Specific metrics and goals are as follows:

Funds From Operations Per Share:

          Threshold payout (50% of target incentive for this category), target payout (100% of target incentive for this category) and maximum payout (200% of target incentive for this category) shall occur at achievement of FFO per share for 2010 (adjusted for any equity issued during the year) equal to or greater than targets established by the Compensation Committee of the Trust (the “Committee”).

Balance Sheet Improvement:

          Threshold payout (50% of target incentive for this category), target payout (100% of target incentive for this category) and maximum payout (200% of target incentive for this category) shall occur at achievement of a ratio of Debt to EBITDA at December 31, 2010 equal to or less than targets established by the Compensation Committee

Individual/Strategic Goals

          Threshold payout (50% of target incentive for this category), target payout (100% of target incentive for this category) and maximum payout (200% of target incentive for this category) shall occur as determined by the Committee based on its assessment of the achievement of individual and strategic goals established by the Committee.

Administration Guidelines

  This Plan shall be administered by the Trust’s Compensation Committee, which shall be authorized to interpret this Plan, to make, amend and rescind rules and regulations relating to this Plan, to make awards under this Plan, and to make all other determinations under this Plan necessary or advisable for its administration.
  Under the Compensation Committee’s Charter, it has the discretion to exclude from the calculation of annual incentive goals, any non-recurring special charges and amounts. Such special charges could generally include items such as significant litigation and settlement costs; restructuring charges; changes in accounting policies; acquisition and divestiture impacts; and major unbudgeted material expenses incurred by or at the direction of the Board. To that end, the Committee may consider any strategic decisions made throughout the course of 2010 that can have a material impact on FFO per share that was not accounted for in the budget setting process at the beginning of the year.
  All determinations, interpretations and constructions made by the Compensation Committee shall be final and conclusive.
  Rights under this Plan may not be transferred, assigned or pledged.
  Nothing in this Plan confers any participant any right to continued employment and does not interfere with the Trust’s right to terminate an employee’s employment.
  A participant must be a full-time employee in good standing at the end of the 2010 year in order to receive any payment under the Plan. No payment will be made to any person who leaves the full-time employ of the Trust before December 31, 2010.

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